   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999

                                                      REGISTRATION NO. 333-69819
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 2

                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4841                              23-2417713
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification No.)
incorporation or organization)       Classification Code Number)

                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA  15219
                                 (412) 562-8826

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           SUBJECT TO COMPLETION
                                                                January 29, 1999

2,561,024 shares


ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock



The stockholders of Adelphia Communications     You should carefully review "Risk Factors"
 Corporation listed on page 15 of this          beginning on page 3 for a discussion of things
 prospectus are offering and selling up to      you should consider when investing in Class A
 2,561,024 shares of Adelphia's Class A         common stock.
 common stock under this prospectus.
The Class A common stock is listed on the       Neither the SEC nor any state securities
 Nasdaq National Market.  The Class A common    commission has approved or disapproved of
 stock's ticker symbol is "ADLAC."  On          these securities or passed upon the adequacy
 January 26, 1999, the closing sale price on    or accuracy of this prospectus.  Any
 the Nasdaq National Market of a single share   representation to the contrary is a criminal
 of the Class A common stock was $55.50.        offense.
Our common stock also includes Class B common   The information in this prospectus is not
 stock.  The rights of holders of the Class A   complete and may be changed.  The selling
 common stock and Class B common stock differ   stockholders may not sell these securities
 with respect to certain aspects of             until the registration statement filed with
 dividends, liquidations and voting.  The       the SEC is effective.  This prospectus is not
 Class A common stock has preferential rights   an offer to sell these securities and it is
 with respect to cash dividends and             not soliciting an offer to buy these
 distributions upon the liquidation of          securities in any state where the offer or
 Adelphia.  Holders of Class B common stock     sale is prohibited.
 are entitled to greater voting rights than
 the holders of Class A common stock;
 however, the holders of Class A common
 stock, voting as a separate class, are
 entitled to elect one of Adelphia's
 directors.



             The date of this prospectus is ____________ ___, 1999.

                               TABLE OF CONTENTS
                               -----------------

ADELPHIA..................................................................  1

RISK FACTORS..............................................................  3

DILUTION.................................................................. 13

SELLING STOCKHOLDERS...................................................... 13

USE OF PROCEEDS........................................................... 14

PLAN OF DISTRIBUTION...................................................... 14

WHERE YOU CAN FIND MORE INFORMATION....................................... 16

EXPERTS................................................................... 17

                                    ADELPHIA



   Adelphia is a leader in the telecommunications industry with cable television operations and competitive local exchange telephone operations. As of September 30, 1998, we owned or managed cable television systems that passed 3,237,689 homes and served 2,298,516 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of September 30, 1998, these systems passed 2,124,473 homes and served 1,530,699 basic subscribers.

   We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of September 30, 1998, cable systems owned by these Rigas family partnerships and corporations passed 284,716 homes and served 216,229 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of September 30, 1998, this system passed 828,500 homes and served 551,588 basic subscribers.

   Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. Hyperion is a company that provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of September 30, 1998, Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 cities. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments



   On January 28, 1999, Adelphia announced that it agreed to purchase from Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc. shares of Adelphia's stock owned by Telesat. In the transaction, Adelphia is purchasing 1,091,524 shares of Class A common stock and the 20,000 shares of Series C Cumulative Convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus by July 11, 1999. The redemption transaction is subject to applicable approvals of third parties or governmental authorities. The aggregate purchase price for these transactions will be approximately $257,200,000.

   On January 21, 1999, Adelphia acquired Verto Communications, Inc. pursuant to a merger agreement between Adelphia, a wholly owned subsidiary of Adelphia, Verto and Verto's shareholders. As of December 21, 1998, Verto provided cable television services to approximately 56,000 subscribers in the greater Scranton, Pennsylvania area. In connection with the Verto acquisition, Adelphia issued or will issue 2,561,024 shares of its Class A common stock to the former owners of Verto. It is these shares that are being offered and sold pursuant to this prospectus.

   On January 14, 1999, Adelphia completed offerings totaling 8,600,000 shares of its Class A common stock. In those offerings, Adelphia sold 4,600,000 newly issued shares of Class A common stock, including an overallotment option for 600,000 shares to Goldman, Sachs & Co. at $43.25 per share and it also sold 4,000,000 shares of its Class A common stock at $43.25 per share to the Rigas family. Adelphia used the proceeds of about $372 million from these offerings to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes.

   On January 13, 1999, Adelphia completed offerings of $100,000,000 of 7 1/2% Senior Notes due 2004 and $300,000,000 of 7 3/4% Senior Notes due 2009. Net proceeds from these offerings, after deducting offering expenses, were approximately $393,700,000. Of this amount, Adelphia will use at least $160,000,000 to purchase, redeem or otherwise retire a portion of its 9 1/2% Senior Pay-In-Kind Notes due 2004. Adelphia used the remainder to repay borrowings under revolving credit facilities of its subsidiaries which may be reborrowed and used for general corporate purposes. The terms of these notes are similar to those of Adelphia's existing publicly held senior debt.

   On December 30, 1998, Adelphia's 66.7% owned joint venture limited partnership with Tele-Communications, Inc., which has operations in the Western New York region, closed on a $700,000,000, eight and one-half year credit facility. The credit facility consists of a $350,000,000 reducing revolving credit portion and a $350,000,000 term loan portion. The partnership used proceeds from initial borrowings to repay indebtedness owed to Adelphia.

                                  RISK FACTORS

   Before you invest in Adelphia's Class A common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of Adelphia's Class A common stock.



High Level of                Adelphia has a substantial amount of debt. We borrowed this money to
Indebtedness              purchase and to expand our cable systems and other operations and, to a
We owe approximately      lesser extent, for investments and loans to our affiliates. At
$3.0 billion.             September 30, 1998, our indebtedness totaled approximately
                          $3,029,580,000. This included approximately:

                            .  $1,660,013,000 of Adelphia Parent Company public debt. When we use the term "Adelphia Parent Company" in this prospectus, we are referring only to Adelphia Communications Corporation as a parent holding company entity, and not to its subsidiaries;
                            .  $906,443,000 of debt owed by our subsidiaries to banks, other financial institutions and other persons; and
                            .  $463,124,000 of public debt owed by Hyperion.

Debt service consumes a        Our high level of indebtedness can have important adverse consequences
substantial portion of    to us and to you.  It requires that we spend a substantial portion of
the cash we generate.     the cash we get from our business to repay the principal and interest
This could affect our     on these debts.  Otherwise, we could use these funds for general
ability to invest in      corporate purposes or for capital improvements.  Our ability to obtain
our business in the       new loans for working capital, capital expenditures, acquisitions or
future as well as to      capital improvements may be limited by our current level of debt.  In
react to changes in       addition, having such a high level of debt could limit our ability to
our industry or           react to changes in our industry and to economic conditions generally.
economic downturns.       At September 30, 1998, the Adelphia Parent Company also had approximately $148,148,000 and Hyperion had approximately $221,251,000 of redeemable exchangeable preferred stock which is similar to our indebtedness in these respects.

Approximately 35% of           Our debt comes due at various times up to the year 2008, including an
this debt must be paid    aggregate of approximately $1,046,711,000 which, as of September 30,
by April 1, 2003 and      1998, we must pay by April 1, 2003. We have incurred long-term debt
all of it must be         directly from the public.  Different groups of our subsidiaries borrow
paid by 2008.             from banks, insurance companies and other private lenders.  Adelphia
                          Parent Company debt is not guaranteed by




                          our subsidiaries. The agreements for the loans made to our various groups of subsidiaries differ in many respects including when they are due to be paid and the covenants or promises made by the group such as the ability of the group to borrow more money and when a default by that group on other borrowings constitutes an event of default. Olympus also has a substantial amount of debt.


Need for Additional            Our business requires substantial additional financing on a continuing
Financing                basis for capital expenditures and other purposes including:
                          .  constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities,
                          .  offering new services,
                          .  scheduled principal and interest payments, and
                          .  refinancing existing debt.
                               There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

Large Losses and               The Total Convertible Preferred Stock, Common Stock and Other
Negative Stockholders'    Stockholders' Equity (Deficiency) at September 30, 1998 was a deficit
Equity                    of approximately $977,994,000. Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, have created this deficiency.  Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

We have had large net     .  fiscal year ended March 31, 1996 - $119,894,000;
losses for many years     .  fiscal year ended March 31, 1997 - $130,642,000;
and expect this to        .  fiscal year ended March 31, 1998 - $192,729,000; and
continue.                 .  six months ended September 30, 1998 - $91,354,000.

                          We expect to continue to incur large net losses for the next several years.

Our earnings have been        Our earnings could not pay for our combined fixed charges and preferred
insufficient to pay       stock dividends during these periods by the amounts set forth in the
for our fixed charges     table below, although combined fixed changes and preferred stock
and preferred stock       dividends included substantial non-cash charges for depreciation,
dividends.                amortization and non-cash interest expense on some of



                          our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                                     Earnings         Non-Cash
                                                                    Deficiency         Charges
                                                                  ---------------  ---------------
                          .  fiscal year ended March 31, 1997        $ 61,848,000     $165,426,000
                          .  fiscal year ended March 31, 1998
                          .  six months ended September 30, 1998     $113,941,000     $195,153,000

                                                                     $ 74,222,000     $114,557,000

If we are unable to            Historically, the cash we generate from our operating activities and
borrow new funds to       borrowings has been sufficient to meet our requirements for debt
meet our future cash      service, working capital, capital expenditures, and investments in and
needs, we may have to     advances to our affiliates, and we have depended on getting additional
sell assets,              borrowings to meet our liquidity requirements. Although in the past we
renegotiate loans or      have been able both to refinance our debt and to obtain new debt, there
explore other             can be no guarantee that we will be able to continue to do so in the
alternatives.             future or that the cost to us or the other terms which would affect us would be as favorable to us as our current loans and credit agreements.
                          We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt limit our ability to borrow more money. If we could not refinance our debt or obtain new loans, we would likely have to consider various options such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We can not guarantee that any options available to us would enable us to repay our debt in full.

Competition                    The telecommunications services provided by Adelphia are subject to strong competition and potential competition from various sources.  Our cable television systems compete with other means of distributing video
The cable television      to home televisions such as Direct Broadcast Satellite systems,
industry currently        commonly known as DBS systems, and Multichannel Multipoint Distribution
competes with several     systems.  Some of the regional Bell telephone operating companies and
other providers using     other local telephone companies are in the process of entering the
other means of            video-to-home business and several have expressed their intention to
distributing video to     enter the video-to-home




home televisions.         business.  In addition, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service.  The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions.  The regional Bell operating companies and other potential competitors have much greater resources than
                          Adelphia and would constitute formidable competition for our cable television business.
                          We cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on our cable television business.

                               We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect
                          us.

Hyperion competes with         In each of the markets served by Hyperion's networks, the competitive
local telephone           local exchange carrier services offered by Hyperion compete principally
carriers, including       with the services offered by the incumbent local telephone exchange
Bell Atlantic and         carrier company serving that area.  Local telephone companies have
NYNEX, for telephone      long-standing relationships with their customers, have the potential to
services.                 subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations.  The merger of
                          Bell Atlantic and NYNEX created a company  whose combined territory covers a substantial portion of Hyperion's markets.  Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion and us.





Actions by regulators          We expect that the federal Telecommunications Act of 1996 will result
could improve the         in federal and state regulatory authorities adopting initiatives to
ability of our            provide increased business opportunities to competitive local exchange
competitors to compete.   carriers such as Hyperion.  However, we also think that local telephone companies will gain increased pricing flexibility from regulators as competition increases.  Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in
                          Hyperion's markets to do the following:

                            .  lower their rates substantially;
                            .  engage in aggressive volume and term discount pricing practices for their customers; or
                            .  charge excessive fees to Hyperion for interconnection to the incumbent local telephone company's networks.

The regional Bell             The regional Bell operating companies can now obtain regulatory
telephone companies       approval to offer long distance services if they comply with the
could get regulatory      interconnection requirements of the federal Telecommunications Act of
approval to offer long    1996.  Regional Bell operating companies in Hyperion's operating
distance service in       territories have filed applications with the FCC claiming that they
competition with          have complied with the interconnection requirements and are thus
Hyperion's significant    entitled to receive authority to provide long distance services.  Each
customers.                of these requests has been denied by the FCC.  However, an approval of such a regional Bell operating company's request could result in decreased market share for the major long distance carriers which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.  In addition, if regional Bell operating companies are permitted to provide long distance services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance services with charges on local service.  Regional Bell operating companies have also recently filed petitions with the FCC requesting a waiver of certain obligations imposed on incumbent local exchange carriers under the Telecommunications Act of 1996.  Regional
                          Bell operating companies have sought, with some degree of success, to provide high-speed data services free of the obligations to unbundle and offer for resale such services.  Regional Bell operating companies are also seeking to provide such services on a long distance basis without complying with the interconnection requirements of the federal
                          Telecommunications Act of 1996.  In addition, regional Bell operating companies have sought an FCC determination that they need not compensate competitive local exchange carriers for traffic terminated to Internet Service Providers who are customers of competitive local exchange carriers.  If the FCC grants the regional Bell operating companies petitions, this could have a material adverse effect on
                          Hyperion.

                               Potential competitors for Hyperion include other competitive local
Potential competitors     exchange carriers, incumbent local telephone companies which are not
to Hyperion's             subject to regional Bell operating companies' restrictions on offering
telecommunications        long distance service, AT&T, MCIWorldCom, Sprint and other long
services include the      distance carriers, cable television companies, electric utilities,
regional Bell             microwave carriers, wireless telecommunications providers and private
telephone companies,      networks built by large end users.  Both AT&T and MCIWorldCom have
AT&T, MCIWorldCom and     announced that they have begun to offer local telephone services in
Sprint, and electric      some areas of the country, and AT&T recently



utilities.                announced a new wireless technology for providing local telephone service.
                          AT&T and Tele-Communications, Inc. also recently announced that they will merge. Although Hyperion has good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                          Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

Extensive Regulation           The cable television industry and the provision of local telephone
The cable television      exchange services are subject to extensive regulation at the federal,
and telecommunications    state and local levels, and many aspects of such regulation are
industries are heavily    currently the subject of judicial proceedings and administrative or
regulated.                legislative proposals.  In particular, the FCC adopted regulations that limit our ability to set and increase rates for our basic and cable programming service packages and for the provision of cable television-related equipment.  The law permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates.  It is possible that rate reductions or refunds of previously collected fees may be required in the future.

                          The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

The federal                    The federal Telecommunications Act of 1996 substantially changed
Telecom-munications       federal, state and local laws and regulations governing our cable
Act of 1996 may have a    television and telecommunications businesses.  This law could
significant impact on     materially affect the growth and operation of the cable television
the cable television      industry and the cable services we provide.  Although this legislation
business and              may lessen regulatory burdens, the cable television industry may be
telecommunications        subject to new competition as a result.  There are numerous rulemakings
industries.               that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.  Furthermore, portions of this law have been, and likely other portions




                          will be, challenged in the courts.  We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

The federal                    Although the federal law discussed above eliminates many legal barriers
Telecommunications Act    to telephone companies entering the cable industry and cable companies
of 1996 may also have     entering the telephone industry, we cannot guarantee that rules adopted
a large impact on         by the FCC or state regulators or other legislative or judicial
Hyperion's                initiatives relating to the telecommunications industry will not have a
telecommunications        material adverse effect on Hyperion. In addition, the new law removes
business.                 entry barriers for all companies and could increase substantially the number of competitors offering comparable services in our markets or potential markets.

Unequal Voting Rights          Adelphia has two classes of common stock -- Class A which carries one
of Stockholders and       vote per share and Class B which carries ten votes per share.  The
Control by the Rigas      public holds a majority of the outstanding Class A shares, although the
family                    Rigas family also owns about 35% of it as of January 22, 1999.  The
                          Rigas family owns about 99% of Adelphia's Class B shares.  As of
                          January 22, 1999, the Rigas family beneficially owned shares representing about 48% of the total number of outstanding shares of both classes of Adelphia's common stock and about 81% of the total voting power of Adelphia's shares.  The Rigas family also owns shares of Adelphia's 8% Series C Cumulative Convertible preferred stock which, if converted, would increase its voting power.  As a result of the
                          Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect seven of eight Adelphia directors, and if they converted their Convertible preferred stock might be able to elect all eight directors.  In addition, the Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of Incorporation and
                          Bylaws, and mergers or other fundamental corporate transactions.

Potential Conflicts of         John J. Rigas and the other executive officers of Adelphia, including
Interest                  other members of the Rigas family, own the certain corporations and partnerships, which are managed by us for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.  These




                          activities could present a conflict of interest with us, such as how much time our executive officers devote to our business.  In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with.  Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

Holding Company                The Adelphia Parent Company directly owns no significant assets other
Structure and             than stock, partnership interests, equity and other interests in our
Potential Impact of       subsidiaries and in other companies.  This creates risks regarding our
Restrictive Covenants     ability to provide cash to the Adelphia Parent Company to repay the
in Subsidiary Debt        interest and principal which it owes, our ability to pay cash
Agreements                dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

The Adelphia Parent            The public indentures and the credit agreements for bank and other
Company depends on its    financial institution loans of our subsidiaries and other companies
subsidiaries and other    restrict their ability and the ability of the companies they own to
companies in which it     make payments to the Adelphia Parent Company.  These agreements also
has investments to        place other restrictions on the borrower's ability to borrow new funds and
provide cash for it.      include requirements for the borrowers to remain in compliance with the loans. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control.  The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable.  Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.



No Dividends Paid or           Adelphia has never declared or paid cash dividends on any of its
Planned to be Paid in     common stock and has no intention of doing so in the foreseeable future.
the Foreseeable Future

Shares Eligible for            Sales of a substantial number of shares of Class A common stock or
Future Sale               Class B common stock, including sales by any pledgees of such shares, could adversely affect the market price of our Class A common stock and could impair our ability in the future to raise capital through stock offerings.

                          Pursuant to various registration rights agreements or arrangements, as of January 26, 1999, the Rigas family has the right,




                          subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the Class A common stock--15,029,119 shares,
                          Class B common stock--10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and
                          Convertible preferred stock--80,000 shares and the 9,433,962 shares of
                          Class A common stock into which they may be converted. Among others,
                          Adelphia has registered or agreed to register for public sale the following shares:
                            . for the Rigas family -- up to 11,000,000 shares of Class A common stock, 80,000 shares of Convertible preferred stock and the Class A common stock issuable upon conversion of the Convertible preferred stock;
                            . for Booth American Company -- 3,571,428 shares of Class A common stock owned as of March 24, 1998; and
                            . for the selling stockholders -- 2,561,024 shares of Class A Common for offer and sale pursuant to this prospectus; and
                            . in connection with the January 14, 1999 equity offerings, Adelphia agreed to register with the SEC for public resale the 4,000,000 shares of Class A common stock purchased by the Rigas family.

                          Approximately 14,904,000 shares of Class A common stock and up to
                          80,000 shares of Convertible preferred stock, including the underlying
                          Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family.  These pledgees could freely sell any shares acquired upon a foreclosure.

Dilution                       Persons purchasing Class A common stock will incur immediate and substantial net tangible book value dilution.

Year 2000 Issues               The year 2000 issue refers to the inability of computerized systems and technologies to recognize and process dates beyond December 31, 1999.
                          This could present risks to the operation of our business in several ways.  Our computerized business applications that could be adversely affected by the year 2000 issue include:
                            .  information processing and financial reporting systems,
                            .  customer billing systems,
                            .  customer service systems,
                            .  telecommunication transmission and reception systems, and
                            .  facility systems.



                          System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services.  Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                               There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems.  Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

Forward-Looking                The statements contained or incorporated by reference in this
Statements                prospectus that are not historical facts are "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should,"
                          "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                               Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of
                          Financial Condition and Results of Operations" in Adelphia's 1998
                          Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is
                          forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition.
                          Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such




                          statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated
                          by such forward-looking statements.


                                    DILUTION


   The net tangible book value of Adelphia's common stock as of September 30, 1998 was a deficit of approximately ($2,025,282,000) or ($48.11) a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the January 14, 1999 equity offerings, the purchase price of a single share initially sold to the public was $45.00 and the net tangible book value dilution per share was $78.53. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.



                              SELLING STOCKHOLDERS



   The selling stockholders acquired or will acquire their shares of Class A common stock from us in exchange for their equity interests in Verto. Adelphia, Verto and each of the selling stockholders is a party to the Verto merger agreement and the related registration rights. Under the registration rights agreement, Adelphia has agreed to register all shares of Class A common stock issued in the Verto merger to the Verto shareholders. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

   No selling stockholder has held any positions or office or had any material relationship with us, our predecessors or affiliates during the past three years. In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners. The selling stockholders will cause Adelphia to include these donees or transferees as selling stockholders in a prospectus supplement if the donees or transferees wish to use this prospectus to re-offer the shares.

   The shares listed below represent, as of January 27, 1999, all of the shares that each of the selling stockholders beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares. The numbers presented under "Class A Common Shares Held After Offering" and "Percent of Class A Common Shares Held After Offering" in the table below assume that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.



                                                                                                          Percent of
                                                                                       Class A            Class  A
                         Class A Common     Percent of Class A      Class A Common     Common             Common
                          Shares Held       Common Shares Held          Shares         Shares Held        Shares Held
Name                    Before Offering       Before Offering       Offered Hereby     After Offering     After Offering
----                   ------------------  ---------------------  ------------------- ------------------  ------------------
Louis Pagnotti, Inc.       1,157,182                2.73%              1,157,182              __                  __

The Ithaka  Company          442,464                1.04                 442,464              __                  __

Tedesco Corporation          442,464                1.04                 442,464              __                  __

Brynfan Associates           518,914                1.22                 518,914              __                  __
                           ---------                ----               ---------             ---                  ---
TOTAL                      2,561,024                6.03%              2,561,024              __                  __%
                           =========                =====              =========             ===                  ===

------------------------

                                USE OF PROCEEDS

   All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

                              PLAN OF DISTRIBUTION



   Adelphia is registering the shares on behalf of the selling stockholders. "Selling stockholders," as used in this section, includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders may offer their shares at various times in one or more of the following transactions:


  . in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

  .  in the over-the-counter market;

  . in private transactions other than in the over-the-counter market or on an exchange;

  .  in connection with short sales of shares;

  .  by pledge to secure debts and other obligations;

  . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  .  in a combination of any of the above transactions.

   The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

   The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders, any brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that Rule.



   When a particular offering of shares is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

   To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in that jurisdictions or an exemption from registration or qualification is available and is complied with.

   To comply with rules and regulations under the Exchange Act, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.



   All expenses of the registration of the shares will be paid by Adelphia, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by Adelphia against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Adelphia will be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   Adelphia is incorporating by reference the following documents that it has filed with the SEC:



  . its Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

  . its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

  . its Current Reports on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998, November 9,
     1998, November 12, 1998, December 23, 1998 and January 11, 1999;

  . its definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

  .  the description of its Class A common stock contained in

    . Adelphia's registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description and

    .  Adelphia's registration statement on Form S-3 (File No. 333-58749).



   Adelphia is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                    Adelphia Communications Corporation
                    Main at Water Street
                    Coudersport, Pennsylvania  16915
                    Attention:  Investor Relations Telephone:  (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Adelphia is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                    EXPERTS



   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      Adelphia Communications Corporation


                    2,561,024 Shares of Class A Common Stock


                                -----------------

                                   PROSPECTUS

                                -----------------



We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of ________________, 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.



                                                        AMOUNT
SEC filing fee.......................................  $34,661
Legal fees and expenses..............................  $22,000
Accounting fees and expenses.........................  $ 8,000
Miscellaneous expenses...............................  $ 3,339
                                                       -------
Total................................................  $68,000
                                                       =======



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


   Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

   Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:




Exhibit No.                                Reference
-----------                                ---------

  4.01                The Certificate of Incorporation of Adelphia Communications       Incorporated herein by reference
                      Corporation                                                       is Exhibit 3.01 to Registrant's
                                                                                        Current Report on Form 8-K dated
                                                                                        July 24, 1997 (File No.
                                                                                        000-16104).

 23.01                Consent of Deloitte & Touche LLP                                  Filed herewith.

 24.01                Power of Attorney                                                 Previously filed.




ITEM 17.  UNDERTAKINGS

(a)    Rule 415 Offering.

   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for Acceleration of Effective Date.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, this Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 28th day of January, 1999.


                                    ADELPHIA COMMUNICATIONS CORPORATION

                                    By  /s/ Timothy J. Rigas
                                      ----------------------
                                    Timothy J. Rigas, Executive Vice President

   Pursuant to the requirements of the Securities Act, this Amendment No. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.




            SIGNATURES                                   TITLE                                     DATE
   *                                Chairman, President and Chief Executive Officer          January 28, 1999
----------------------------------
  JOHN J. RIGAS

   *                                Executive Vice President and Director                    January 28, 1999
----------------------------------
  MICHAEL J. RIGAS

 /s/ Timothy J. Rigas               Executive Vice President, Chief Financial                January 28, 1999
----------------------------------  Officer, Chief Accounting Officer, Treasurer
  TIMOTHY J. RIGAS                  and Director

   *                                Executive Vice President and Director                    January 28, 1999
----------------------------------
  JAMES P. RIGAS

   *                                Senior Vice President, Secretary and Director            January 28, 1999
----------------------------------
  DANIEL R. MILLIARD

                                    Director                                                 January __, 1999
----------------------------------
  PERRY S. PATTERSON

                                    Director                                                 January __, 1999
----------------------------------
  PETE J. METROS

                                    Director                                                 January __, 1999
----------------------------------
  DENNIS P. COYLE

 * /s/ Timothy J. Rigas
----------------------------------
TIMOTHY J. RIGAS, attorney-in-fact

                                 EXHIBIT INDEX



Exhibit No.                  Reference
-----------                  ---------

  4.01                The Certificate of Incorporation of Adelphia Communications   Incorporated herein by reference is
                      Corporation                                                   Exhibit 3.01 to Registrant's Current
                                                                                    Report on Form 8-K dated July 24,
                                                                                    1997 (File No. 000-16104).

 23.01                Consent of Deloitte & Touche LLP                              Filed herewith.

 24.01                Power of Attorney                                             Previously filed.
